Exhibit 99.1

CTI BioPharma Reports Results of Annual Meeting of Shareholders
SEATTLE, April 29, 2016 – CTI BioPharma Corp. (CTI BioPharma) (NASDAQ and MTA: CTIC) today announced results from its Annual Meeting of Shareholders held on Friday, April 29, 2016.

At the Annual Meeting, shareholders elected James A. Bianco, M.D., Richard L. Love, Philip M. Nudelman, Ph.D., Matthew D. Perry, Jack W. Singer, M.D., Frederick W. Telling, Ph.D. and Reed V. Tuckson, M.D., F.A.C.P. to serve on CTI BioPharma’s Board of Directors for the ensuing year. In addition, the shareholders (i) approved an amendment to CTI BioPharma’s amended and restated articles of incorporation to increase the total number of authorized shares and the total number of authorized shares of common stock, (ii) approved an amendment and restatement of CTI BioPharma’s 2015 Equity Incentive Plan, (iii) ratified the selection of Marcum LLP as CTI BioPharma’s independent auditors for the year ending December 31, 2016 and (iv) approved, by non-binding advisory vote, the compensation of CTI BioPharma’s named executive officers.

CTI BioPharma has filed with the Secretary of State of the State of Washington an amendment to CTI BioPharma’s articles of incorporation to reflect an increase in authorized shares and authorized shares of common stock.

CTI BioPharma has filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission regarding its results from the Annual Meeting. Copies of such Current Report on Form 8-K is on file at the office of CTI BioPharma’s Italian branch and available on CTI BioPharma’s website (www.ctibiopharma.com, in the “Investors” section).

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA:CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI BioPharma has a commercial presence in Europe with respect to PIXUVRI® and a late-stage development pipeline, including pacritinib for the treatment of patients with myelofibrosis. CTI BioPharma is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Source: CTI BioPharma Corp.

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Contacts:
Monique Greer
+1 206-272-4343
mgreer@ctibiopharma.com

Ed Bell
+1 206-272-4345
ebell@ctibiopharma.com